Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2020, relating to the consolidated financial statements of Century Casinos, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, included in the Annual Report on Form 10-K of Century Casinos, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

July 7, 2020